Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months ended September 30,
	2008	2007
Numerator:
Income from continuing operations	$16,811	$15,874
Income from discontinued operations,	27,701	42,551
Preferred stock dividends	(2,953)	(4,232)
Redemption related preferred stock issuance cost	—	(2,768)

Net income available to common shareholders	$41,559	$51,425

Denominator:
Denominator for basic earnings per share—weighted average shares	51,060	50,745
Dilutive effect of stock based awards	850	1,015

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	51,910	51,760

Basic earnings per share from continuing operations	$0.27	$0.17
Basic earnings per share from discontinued operations	0.54	0.84

Basic earnings per share	$0.81	$1.01

.
Diluted earnings per share from continuing operations	$0.27	$0.17
Diluted earnings per share from discontinued operations	0.53	0.82

Diluted earnings per share	$0.80	$0.99

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Nine Months ended September 30,
	2008	2007
Numerator:
Income from continuing operations	$46,794	$45,900
Income from discontinued operations,	33,778	48,522
Preferred stock dividends	(8,859)	(13,169)
Redemption related preferred stock issuance cost	—	(2,768)

Net income available to common shareholders	$71,713	$78,485

Denominator:
Denominator for basic earnings per share—weighted average shares	51,025	50,685
Dilutive effect of stock based awards	820	1,125

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	51,845	51,810

Basic earnings per share from continuing operations	$0.75	$0.59
Basic earnings per share from discontinued operations	0.66	0.96

Basic earnings per share	$1.41	$1.55

Diluted earnings per share from continuing operations	$0.73	$0.58
Diluted earnings per share from discontinued operations	0.65	0.93

Diluted earnings per share	$1.38	$1.51